Universal Energy Corp. Announces That Site Preparation is Now Complete on Caviar #4 Prospect

HOUSTON, August 16 /PRNewswire-FirstCall/ -- Universal Energy Corp. (OTC Bulletin Board: UVSE.OB - News), an energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada, announced that the site preparation at Caviar #4 was now complete.

About Caviar

The four well prospect named Caviar lies in the prolific Middle Miocene Trend, which is located in the Plaquemines Parish of Southeastern Louisiana. Drilling is scheduled on Caviar #4 as part of the company's summer drill program to achieve wells between 9,000 and 11,000 feet deep. The potential in this oil-rich area of the United States is well documented, based on the production history of existing wells in the area such as East Point a la Hache, Pointe a la Hache, Delacroix Island Field, and E. Crooked Bayou Field.

"The company continues to make progress on all fronts," commented Billy Raley, CEO of Universal Energy Corp. Raley continued, "The progress of this four well prospect is exciting."

About Universal Energy Corp. - Universal Energy Corp. is an energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada and throughout Louisiana. Visit www.universalenergycorp.info for more details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info

Source: Universal Energy Corp.